                            SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934
                                (Amendment No. )

Filed by the Registrant    [X]
Filed by a Party other than the Registrant

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                                  Avigen, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]   No fee required.
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      paid previously. Identify the previous filing by registration statement
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                                       1.

                                      LOGO
                         1201 Harbor Bay Parkway, #1000
                               Alameda, CA 94502
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held on November 19, 1998
                            ------------------------

TO THE STOCKHOLDERS OF AVIGEN, INC.:

     Notice Is Hereby Given that the Annual Meeting of Stockholders of Avigen, Inc., a Delaware corporation (the "Company"), will be held on Thursday, November 19, 1998, at 9:00 a.m. local time at 1201 Harbor Bay Parkway, #1000, Alameda, CA for the following purpose:

     1. To elect one director to hold office until the 2001 Annual Meeting of Stockholders and until his successor is elected.

     2. To ratify the selection of Ernst & Young, LLP as independent auditors of the Company for its fiscal year ending June 30, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on October 12, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                      LOGO
                                          Thomas J. Paulson
                                          Secretary

Alameda, California
October 23, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                      LOGO
                         1201 HARBOR BAY PARKWAY, #1000
                               ALAMEDA, CA 94502
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 19, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Avigen, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on November 19, 1998, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 1201 Harbor Bay Parkway, #1000, Alameda, CA. The Company intends to mail this proxy statement and accompanying proxy card on or about October 23, 1998, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on October 12, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on October 12, 1998 the Company had outstanding and entitled to vote 7,364,406 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1201 Harbor Bay Parkway, #1000, Alameda, CA 94502, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than July 20, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal.

     The Board of Directors is presently composed of seven members. At the Annual Meeting, the term of office of the two current Class III Directors shall expire and neither of the two current Class III Directors will be standing for re-election. There is one nominee for Class III director, and said nominee is currently a Class I director of the Company, previously elected by the stockholders. If elected at the Annual Meeting, the nominee would serve until the 2001 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. If not elected at the Annual Meeting, the nominee would remain a Class I director of the Company and serve until the 1999 Annual Meeting of Stockholders.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The person nominated for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING

     CLASS III DIRECTOR

JOHN MONAHAN, PH.D.

     John Monahan, Ph.D., 51, has served as President, Chief Executive Officer and a director of the Company since its inception in 1992. Prior to joining Avigen, Dr. Monahan was Vice President of Research and Development at Somatix Therapy Corporation ("Somatix"), a gene therapy company, from 1989 to 1992, where he was responsible for the initiation and development of all research programs. From 1983 to 1988, he was Director of Molecular and Cell Biology at Berlex Laboratories, a pharmaceutical company. From 1981 to 1983, he was Group Research Chief at Hoffmann La Roche, a pharmaceutical company. Dr. Monahan received his Ph.D. in biochemistry from McMaster University, Hamilton, Canada and his B.S. in science from University College, Dublin, Ireland.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

     CLASS I DIRECTORS

ZOLA HOROVITZ, PH.D.

     Zola Horovitz, Ph.D., 64, has served as a director of the Company since November 1994. From 1991 through May 1994, Dr. Horovitz served as Vice President, Business Development and Planning and from 1990 to 1991 as Vice President, Licensing at Bristol-Myers Squibb Co. ("Bristol-Myers"), a pharmaceutical and healthcare products company. Prior to this, Dr. Horovitz served from 1959 through 1989 in various positions at the Squibb Institute for Medical Research, including Vice President, Research, Planning & Scientific Liaison, Vice President, Drug Development, and Vice President, Biological and Pharmaceutical R&D. Dr. Horovitz currently serves on the Board of Directors of Biocryst Pharmaceuticals, Diacrin, Inc., Roberts Pharmaceuticals, Magainin Pharmaceuticals, Procept Corp., Synaptic Pharmaceuticals and Clinicor, Inc., all of which are biotechnology companies. From 1975 through 1993 Dr. Horovitz served on the Scientific Advisory Council at Princeton University and from 1976 through 1989 on the Advisory Board of Rutgers University College of Pharmacy. Dr. Horovitz received a Ph.D. in Pharmacology, and both a M.S. in Pharmacology and B.S. in Pharmacy from the University of Pittsburgh.

YUICHI IWAKI, M.D., PH.D.

     Yuichi Iwaki, M.D., Ph.D., 49, has served as a director of the Company since November 1994. Since 1992, Dr. Iwaki has held two professorships at the University of Southern California School of Medicine in the Departments of Urology, Pathology and Surgery and is Director of the Transplantation Immunology and Immunogenetic Laboratory. In addition, he holds visiting professorships at Tokai University School of Medicine and Nihon University School of Medicine in Japan and at the University of Pittsburgh School of Medicine. Prior to joining the University of Southern California Medical School faculty in 1992, Dr. Iwaki held professorships at the University of Pittsburgh in the Departments of Urology and Pathology from 1989 through 1991. Dr. Iwaki received an M.D. and a Ph.D. from Sapporo Medicine School in Sapporo, Japan.

JOHN MONAHAN, PH.D.

     If Dr. Monahan is not elected at the Annual Meeting to serve as a Class III director, he will continue to serve as a Class I director. Dr. Monahan's biography appears above.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

     CLASS II DIRECTORS

PHILIP J. WHITCOME, PH.D.

     Philip J. Whitcome, Ph.D., 50, has served as a director of the Company since December 1992. In April 1995, Dr. Whitcome was elected Chairman of the Board and from March 1996 to September 1996 he served as acting Chief Financial Officer. From 1988 to 1994, Dr. Whitcome was President and Chief Executive Officer of Neurogen Corporation, a biopharmaceutical company. From 1981 to 1988, Dr. Whitcome was employed at Amgen Inc. ("Amgen"), a biopharmaceutical company, serving most recently as Director of Strategic Planning. Prior to joining Amgen, he served as Manager of Corporate Development for Medical Products at Bristol-Myers, and held research and marketing management positions with the Diagnostics Division of Abbott Laboratories, a pharmaceutical and medical products company. Dr. Whitcome holds a Ph.D. in Molecular Biology from the University of California at Los Angeles, a M.B.A. from the Wharton School at the University of Pennsylvania and a B.S. in Physics from Providence College.

JOHN K.A. PRENDERGAST, PH.D.

     John K.A. Prendergast, Ph.D., 44, is a co-founder of the Company and has served as a director of the Company since December 1992. From December 1992 to March 1996, Dr. Prendergast also served as a Vice President and the Treasurer of the Company. Dr. Prendergast has also served as a Managing Director of

Paramount Capital Investments, LLC, The Castle Group, Ltd., a medical technology venture capital firm, since 1991. Dr. Prendergast is a co founder and director of a number of publicly held biotechnology companies including AVAX Technologies, Inc., Atlantis Pharmaceuticals, Inc., Avigen, Inc., and Xenometrix. Dr. Prendergast received M.Sc. and Ph.D. degrees from the University of New South Wales, Sydney, Australia and a C.S.S. in Administration and Management from Harvard University.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended June 30, 1998 the Board of Directors held four meetings. During this period, all of the directors attended at least 75% of the aggregate of the total of meetings of the Board of Directors.

     The Board has an Audit Committee and a Compensation Committee. During the fiscal year ended June 30, 1998 the Compensation Committee met twice and the Audit Committee met three times. During this period, all of the directors except three attended or participated in at least 75% of the total number of meetings held by all committees of the Board on which each such director served. Drs. Horovitz and Rosenwald attended two of the three meetings of the Audit Committee and Dr. Prendergast attended one of the three meetings of the Audit Committee.

     The Audit Committee meets with the Company's independent auditors to review the results of the annual audit and discuss the financial statements, it recommends to the Board the independent auditors to be retained and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Drs. Horovitz, Prendergast and Rosenwald.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors:
Dr. Horovitz and Mr. Shaykin.

     The Board of Directors has no standing Nominating Committee or any committee performing the functions of such committee.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, as the Company's independent auditors for the fiscal year ending June 30, 1999, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP, has audited the Company's financial statements since its inception in 1992. Representatives of Ernst & Young LLP, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The names of the executive officers of the Company and certain information about them are set forth below:

               NAME                  AGE                POSITION
               ----                  ---                --------
John Monahan, Ph.D. ...............  51    President, Chief Executive Officer
                                           and Director
Thomas J. Paulson..................  52    Vice President, Finance and Chief
                                           Financial Officer and Secretary
Wanda deVlaminck...................  56    Vice President, Clinical and
                                           Regulatory Affairs
Robert M. Maurer...................  46    Vice President, Business
                                           Development

     Biographical information for Dr. Monahan is set forth under Proposal 1 above.

     Thomas J. Paulson was appointed Vice President, Finance and Chief Financial Officer and Secretary of the Company effective September 20, 1996. Prior to joining Avigen, Mr. Paulson was president of Paulson Associates, a biotechnology consulting firm. From its inception in 1989 until 1994, Mr. Paulson was Chief Financial Officer of Neurogen Corporation. From 1986 to 1989, he was Director of Finance at CibaCorning Diagnostics, Gilford Systems. From 1984 to 1986, Mr. Paulson served as financial director at Quidel Corporation. From 1971 to 1984, Mr. Paulson held various financial management positions at Abbott Laboratories. Mr. Paulson holds a M.B.A. from the University of Chicago Graduate School of Business and a B.B.A. in Accounting from Loyola University in Chicago.

     Wanda deVlaminck has served as Vice President, Clinical and Regulatory Affairs of the Company since its inception in 1992 and from March 1996 to September 1996 she served as Secretary. From 1989 to 1992, Ms. deVlaminck was Vice President, Regulatory Affairs at Somatix. In this position, she was responsible for Somatix's compliance with all local, state and federal regulations pertaining to environmental issues, personnel safety and products that come under the jurisdiction of the FDA. In addition, Ms. deVlaminck managed intellectual property and license agreements at Somatix. From 1988 to 1989, Ms. deVlaminck worked on assignments in Israel, Japan, and the United States as a regulatory affairs consultant. From 1983 to 1988, she was Senior Director Regulatory Affairs at Cetus Corporation, a biotechnology company. Ms. deVlaminck received a B.S. degree in microbiology from the University of California at Berkeley and is a licensed Public Health Microbiologist in California.

     Robert M. Maurer was appointed Vice President, Business Development effective November 1996. From 1995 to 1996, Mr. Maurer served as Vice President of Strategic Marketing at Promega Corporation. Mr. Maurer co-founded Molecular Geriatrics Corporation and served as Chief Operating Officer, Secretary and Treasurer from 1992 to 1995, as well as Chief Financial Officer from 1992 to 1993. From 1974 to 1992, Mr. Maurer held various management positions at Abbott Laboratories. Mr. Maurer holds a M.B.A. from Harvard Graduate School of Business Administration with emphasis on industrial and international marketing and sales and a B.A. degree in economics and mathematics from Carleton College in Minnesota.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Except as noted, the following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 1, 1998 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on September 1, 1998; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                         BENEFICIAL OWNERSHIP(1)
                                                         -----------------------
                                                         NUMBER OF    PERCENT OF
                   BENEFICIAL OWNER                       SHARES        TOTAL
                   ----------------                      ---------    ----------
Lindsay A. Rosenwald, M.D.(2)..........................    570,891        7.81
  c/o The Castle Group, Ltd.
  375 Park Avenue
  New York, NY 10152
Philip J. Whitcome, Ph.D.(3)...........................    536,085        7.33
  c/o Avigen, Inc.
  1201 Harbor Bay Parkway, #1000
  Alameda, CA 94502
Dementional Fund Advisors(4)...........................    515,000        7.05
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401-1038
John Monahan, Ph.D.(5).................................    254,928        3.49
Yuichi Iwaki, M.D., Ph.D.(6)...........................    131,091        1.79
Wanda deVlaminck(7)....................................    110,100        1.51
John K.A. Prendergast, Ph.D.(8)........................     60,528           *
Leonard P. Shaykin(9)..................................     52,566           *
Zola Horovitz, Ph.D.(10)...............................      9,691           *
Robert M. Maurer(11)...................................     48,281           *
Thomas J. Paulson (12).................................     58,071           *
All executive officers and directors as a group (11
  persons)(13).........................................  1,831,962       25.06

---------------
  *  Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G if any filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 7,309,033 shares outstanding on September 1, 1998, adjusted as required by rules promulgated by the SEC.

 (2) Includes 1,650 shares issuable upon the exercise of options held by Dr. Rosenwald that are exercisable within 60 days of the date of this table and warrants to purchase 23,877 shares of Common Stock held by Dr. Rosenwald. Also includes 160,573 shares held by Dr. Rosenwald's immediate family members and 66,914 shares held in trust for the benefit of Dr. Rosenwald's immediate family members, which he disclaims beneficial ownership of except to the extent of his pecuniary interest therein. Also includes 5,130 shares of Common Stock and warrants to purchase 3,221 shares of Common Stock held by the Aries Domestic Fund. Dr. Rosenwald is President of the sole general partner of the Aries Domestic Fund and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 5,130 shares of Common Stock and warrants to purchase 2,318 shares of Common Stock held by the Aries Trust. Dr. Rosenwald is President of the sole investment advisor to the Aries Trust and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 89,606 shares of Common Stock held by Huntington Street Co. and June Street Co. Dr. Rosenwald is the sole proprietor of both entities.

 (3) Includes 516,898 shares issuable upon the exercise of options held by Dr. Whitcome that are exercisable within 60 days of the date of this table. Also includes 19,187 shares of Common Stock held by the Whitcome Family Trust. Dr. Whitcome is a trustee of the Whitcome Family Trust and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (4) The number of shares provided in this table for Dementionar Fund Advisors reflects its ownership as of June 30, 1998

 (5) Includes 23,624 shares issuable upon the exercise of options held by Dr. Monahan that are exercisable within 60 days of the date of this table.

 (6) Includes 28,723 shares issuable upon the exercise of options held by Dr. Iwaki that are exercisable within 60 days and warrants to purchase 88,374 shares of Common Stock. Also includes 5,130 shares of Common Stock and warrants to purchase 3,221 shares of Common Stock held by the Aries Domestic Fund. Dr. Iwaki is a director of the Aries Domestic Fund and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (7) Includes 50,129 shares issuable upon the exercise of options held by Ms. deVlaminck that are exercisable within 60 days of the date of this table.

 (8) Includes 1,650 shares issuable upon the exercise of options held by Dr. Prendergast that are exercisable within 60 days of the date of this table.

 (9) Includes 7,998 shares issuable upon the exercise of options held by Mr. Shaykin that are exercisable within 60 days of the date of this table and warrants to purchase 2,500 shares of Common Stock.

(10) Includes 9,691 shares issuable upon the exercise of options held by Dr. Horovitz that are exercisable within 60 days of the date of this table.

(11) Includes 48,281 shares issuable upon the exercise of options held by Mr. Maurer that are exercisable within 60 days of the date of this table.

(12) Includes 57,071 shares issuable upon the exercise of options held by Mr. Paulson that are exercisable within 60 days of the date of this table

(13) Includes shares described in the notes above, as applicable. Includes an aggregate of 745,715 shares issuable upon exercise of certain options and warrants which certain executive officers and directors of the Company have the right to acquire within 60 days of the date of this table.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     The members of the Board of Directors currently receive one thousand dollars ($1,000.00) in cash compensation per Board meeting attended and five hundred dollars ($500.00) in cash compensation per committee meeting attended for their services as members of the Board of Directors and as committee members and are eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy.

     Each non-employee director of the Company also receives stock options grants under the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 200,000. The Directors' Plan is administered by the Board of Directors, unless the Board delegates administration to a committee comprised of not less than two members of the Board.

     Option grants under the Directors' Plan are non-discretionary. On the date of the annual meeting of stockholders each year, each member of the Company's Board of Directors who is not an employee of the Company and has served as a non-employee director since the previous year's annual meeting of stockholders is automatically granted under the Directors' Plan, without any further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 5,000 shares of Common Stock of the Company. If the non-employee director has not served as a director since the previous year's annual meeting of stockholders he or she shall be automatically granted an option to purchase the number of shares of Common Stock of the Company (rounded up to the nearest whole share) determined by multiplying 5,000 shares by a fraction, the numerator of which is the number of days the person continuously has been a non-employee director as of the date of such grant and the denominator of which is 365. No other options may be granted at any other time under the Directors' Plan.

     The exercise price of options under the Directors' Plan is equal to 100% of the fair market value of the Common Stock subject to the option on the date of the grant. Options granted under the Directors' Plan may not be exercised until the date upon which such optionee, or the affiliate of such optionee, as the case may be, has provided one year of continuous service as a non-employee director following the date of grant of such option, whereupon such option shall become exercisable as to 33% of the option shares, 34% of the option shares shall become exercisable two years after the date of grant, and 33% shall become exercisable three years after the date of grant, in accordance with its terms. The term of option granted under the Directors' Plan is ten years. The Directors' Plan will terminate in March 2006, unless earlier terminated by the Board.

     In the event of a merger, consolidation, reverse reorganization, dissolution, sale of substantially all of the assets of the Company, or certain other changes in the beneficial ownership of the Company's securities representing at least 50% change of such ownership, the options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such event.

     In the fiscal year ended June 30, 1998, the compensation of the non-employee directors included options to Drs. Whitcome, Horovitz, Iwaki, Prendergast and Rosenwald and Messrs. Pratt and Shaykin to purchase 5,000 shares each, of Common Stock at an exercise price of $3.25 per share the fair market value of such Common Stock on the date of grant. As of September 1, 1998, no options had been exercised under the Directors' Plan.

     In October 1996, Dr. Whitcome entered into a consulting agreement with the Company. Pursuant to the agreement, Dr. Whitcome performed consulting services for which he received a fee of $8,333 per month and was eligible for reimbursement of certain expenses incurred in connection with his performance of consulting services. This agreement was renewed on October 1, 1997 and during the fiscal year ended June 30, 1998, Dr. Whitcome received payments totaling $100,000 under this agreement.

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended June 30, 1998, 1997 and 1996, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at June 30, 1998 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                COMPENSATION
                                                            ANNUAL                AWARDS(1)
                                                         COMPENSATION     -------------------------
                                                        ---------------   SECURITIES    ALL OTHER
                                                        SALARY    BONUS   UNDERLYING   COMPENSATION
          NAME AND PRINCIPAL POSITION            YEAR     ($)      ($)    OPTIONS(#)      ($)(2)
          ---------------------------            ----   -------   -----   ----------   ------------
John Monahan, Ph.D.............................  1998   210,000    --       20,000          1,891
  President and Chief Executive Officer          1997   200,000    --       15,000          2,236
                                                 1996   163,274    --       11,286            576
Wanda deVlaminck...............................  1998   196,100    --       10,000          1,875
  Vice President, Clinical and Regulatory        1997   185,000    --       50,000             --
     Affairs
                                                 1996   132,017    --       16,930            492
Gary J. Kurtzman, M.D.(3)......................  1998   185,400    --       10,000            403
  Vice President, Research and Development       1997   180,000    --       50,000             --
                                                 1996   125,000    --       16,930            461
Thomas Paulson(4)..............................  1998   167,000    --       10,000          1,713
  Chief Financial Officer                        1997   160,000    --      100,000         22,319(5)
Robert Maurer(6)...............................  1998   165,300    --       10,000          1,704
  Vice President, Business Development           1997   160,000    --      100,000         52,926(7)

---------------
(1) The Company has no restricted stock awards, stock appreciation rights (SARs) or long-term incentive plans (LTIPs).

(2) Represents insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive.

(3) Dr. Kurtzman resigned as Vice President, Research and Development of the Company effective July 1998.

(4) Mr. Paulson became an executive officer for the Company on September 20, 1996. He received salary payments totalling approximately $124,000 during fiscal year ended June 30, 1997.

(5) Represents reimbursement of $22,319 in relocation expenses in connection with Mr. Paulson's relocation to California.

(6) Mr. Maurer became an executive officer of the Company on November 4, 1996. He received salary payments totalling approximately $104,000 during fiscal year ended June 30, 1997.

(7) Represents reimbursement of $52,926 in relocation expenses in connection with Mr. Maurer's relocation to California.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company has granted options to its executive officers under its 1993 Stock Option Plan (the "1993 Plan") and in the future will grant options to executive officers under its 1996 Equity Incentive Plan (the "1996 Plan") (collectively the "Plans"). As of June 30, 1998, options to purchase a total of 1,534,411 shares were outstanding under the Plans and options to purchase 600,002 shares remained available for grant under the 1996 Plan. In March 1996, the Board of Directors determined that no further options would be granted under the 1993 Plan.

     The following tables show for the fiscal year ended June 30, 1998, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                       INDIVIDUAL GRANTS                       ANNUAL RATES OF
                                     -----------------------------------------------------          STOCK
                                               PERCENT OF TOTAL                               PRICE APPRECIATION
                                                   OPTIONS                                           FOR
                                     OPTIONS      GRANTED TO      EXERCISE OR                   OPTION TERM(1)
                                     GRANTED     EMPLOYEES IN     BASE PRICE    EXPIRATION   --------------------
               NAME                  (#)(2)    FISCAL YEAR%(3)      ($/SH)         DATE       10%($)      5%($)
               ----                  -------   ----------------   -----------   ----------   --------   ---------
John Monahan.......................  20,000       8.03%              $3.50       06/30/07     44,023     111,562
Wanda deVlaminck...................  10,000       4.01%              $3.50       06/30/07     22,011      55,781
Gary J. Kurtzman, M.D..............  10,000       4.01%              $3.50       06/30/07     22,011      55,781
Thomas Paulson.....................  10,000       4.01%              $3.50       06/30/07     22,011      55,781
Robert Maurer......................  10,000       4.01%              $3.50       06/30/07     22,011      55,781

---------------
(1) The potential realizable value is based on the term of the option at the time of grant (10 years). Assumed stock price appreciation of 5% and 10% is used pursuant to rules promulgated by the commission. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. No gain to the optionee is possible unless the stock price increases over the option term.

(2) Options granted become exercisable at the rate of 6.25% of the shares subject to the option each quarter for four years. The options expire 10 years from the date of grant, or earlier upon termination of employment.

(3) Based on 249,025 options granted to employees and directors of, and consultants to, the Company during the fiscal year ended June 30, 1998.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                       UNDERLYING          VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS         IN-THE-MONEY
                                                                           AT                   OPTIONS AT
                                        SHARES                          FY-END(#)               FY-END($)
                                      ACQUIRED ON      VALUE          EXERCISABLE/             EXERCISABLE/
                NAME                  EXERCISE(#)   REALIZED($)     UNEXERCISABLE(1)         UNEXERCISABLE(2)
                ----                  -----------   -----------   ---------------------   ----------------------
John Monahan........................      --            --            17,135/29,151            23,379/10,623
Wanda deVlaminck....................      --            --            39,674/45,156            57,717/17,443
Gary J. Kurtzman, M.D...............      --            --            71,485/46,076           154,963/20,251
Thomas Paulson......................      --            --            47,954/65,432             7,017/3,185
Robert Maurer.......................      --            --            39,375/70,625                 -/-

---------------
(1) Reflects shares vested and unvested at June 30, 1998. Certain options granted under the 1993 Plan are immediately exercisable, but are subject to the Company's right to repurchase unvested shares on termination of employment.

(2) Fair market value of the Company's Common Stock at June 30, 1998 ($3.50) minus the exercise price of the options.

                             EMPLOYMENT AGREEMENTS

     In August and October 1992, the Company entered into employment agreements with John Monahan, the Company's President and Chief Executive Officer, and with Wanda deVlaminck, the Company's Vice President, Clinical and Regulatory Affairs. The employment agreements provide for, among other items: (i) a minimum base salary of at least $150,000 and $120,000 per year for Dr. Monahan and Ms. DeVlaminck, respectively, and (ii) severance payments and benefits at the standard compensation rate for 12 months or until new employment in the gene therapy field is commenced, unless termination is for just cause. The employment agreements automatically renew for successive one year periods unless 30 days prior written notice is provided by either party or unless terminated by either party for just cause.

     In August and October 1996, the Company entered into employment agreements with Thomas J. Paulson, the Company's Vice President and Chief Financial Officer, and with Robert M. Maurer, the Company's Vice President, Business Development. The employment agreements provide for, among other items, (i) a minimum base salary of $160,000 per year for Messrs. Paulson and Maurer, and
(ii) a one time stock option grant to purchase 100,000 shares of common stock of Avigen at a price and vesting schedule to be determined by the Board for Messrs. Paulson and Maurer.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT(1)

     The Compensation Committee of the Board of Directors ("Committee") is currently composed of Dr. Horovitz and Mr. Shaykin, none of whom are currently officers or employees of the Company. The Committee is responsible for establishing the Company's compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

---------------

    1The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

  Compensation Philosophy

     The primary goal of the compensation program is to align compensation with business objectives and performance. The Company's aim is to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and creation of stockholder value, the Board of Directors has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this philosophy are:

     - The Company pays competitively with biotechnology companies with which the Company competes for talent.

     - The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

     - The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners and not just as employees.

     Base Salary. The Committee annually reviews each executive officer's base salary. Among the factors taken into consideration are (1) individual and corporate performance, (2) levels of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices.

     Bonus. The Company believes that executive performance may be maximized via a system of annual incentive awards. The actual incentive awards earned depend on the extent to which the Company and individual performance objectives are achieved. During the fiscal year, the Compensation Committee will review and approve the annual performance objectives for the Company and the individual officers. The Company's objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's overall goal: building stockholder value. Given the Company's early stage of development and current financial position, the Board of Directors did not grant any bonuses during the fiscal year ended June 30, 1998. For the next fiscal year the Board of Directors determined that the primary goals in building stockholder value were:

     - understanding, identifying and developing products in the research pipeline as candidates for clinical testing

     - implementing strategies relating to the development of manufacturing capacity for clinical testing

     - establishing strategic corporate collaborations to facilitate product development and provide support for clinical testing

     - identifying additional potential uses for products which are currently under development

     Long-Term Incentives. The Company's long-term incentive program consists of the Plans. The Plans utilize vesting periods (generally four years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the Plans generally is 100% of fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if the Company's Common Stock appreciates over the long-term. The size of option grants is determined based on competitive practices at leading companies in the biotechnology industry and the Company's philosophy of significantly linking executive compensation with stockholder interests.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Dr. Monahan's base salary, bonus and grants of stock options were determined in accordance with the criteria described in the "Base Salary," "Bonus," and "Long Term Incentives" sections of this report. Dr. Monahan's Base Salary of $210,000 reflects the Board's subjective assessment of (1) his performance, (2) his skills in relation to other CEOs in the Company's industry,
(3) the Board's confidence in Dr. Monahan's ability to lead the Company's continued development, and (4) the Board's assessment of the

Company's performance. Considering these factors, the Committee set Dr. Monahan's base annual salary through the fiscal year ending June 30, 1999 at $210,000.

CERTAIN TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The Board of Directors believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year will exceed $1 million. Therefore, the Board of Directors has not established a policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify "performance based compensation."

     From the disinterested members of the Board of Directors and Compensation
Committee:

           Zola Horovitz, Ph.D.
           Leonard P. Shaykin

PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows the total stockholder return of an investment of $100 in cash on June 30, 1998 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market (U.S.) and (iii) the American Stock Exchange Biotechnology Index (the "AMEX Biotech"). All values assume reinvestment of the full amount of all dividends and are calculated as of May 22nd and June of each year:

                                                             NASDAQ               AMEX
                                                            COMPOSITE         BIOTECHNOLOGY
                                     'AVIGEN, INC.'           INDEX               INDEX
5/22/95                                    100                 100                 100
6/28/96                                     88                  95                  90
6/30/97                                     44                 116                  92
6/30/98                                     44                 152                  94

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

     In October 1996, Dr. Whitcome entered into a consulting agreement with the Company. Pursuant to the agreement, Dr. Whitcome performed consulting services for which he received a fee of $8,333 per month. This agreement was renewed on October 1, 1997 and during the fiscal year ended June 30, 1998, Dr. Whitcome received payments totaling $100,000 under this agreement.

INDEMNIFICATION

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Amended and Restated Bylaws.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                      LOGO
                                          Thomas J. Paulson
                                          Secretary

October 23, 1998

                     (This page intentionally left blank.)

                                  AVIGEN, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 19, 1998

     The undersigned hereby appoints PHILIP J. WHITCOME and THOMAS J. PAULSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Avigen, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Avigen, Inc. to be held at 1201 Harbor Bay Parkway, #1000, Alameda, California on Thursday, November 19, 1998, at 9:00 a.m. local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR ON THE REVERSE SIDE OF THIS PROXY CARD.

                           (CONTINUED ON OTHER SIDE)

                                                                     SEE REVERSE
                                                                         SIDE

    Please mark your
[X] votes as in this
    example




                        If all nominees            WITHHOLD
                     listed at right (except       AUTHORITY                   MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2
                        as marked to the        to vote for all
                        contrary ballot)    nominees listed at right                                          FOR  AGAINST  ABSTAIN
PROPOSAL ONE                [ ]                      [ ]               Nominee                Proposal 2.    [ ]     [ ]      [ ]
To elect one                                                           John Monahan, Ph.D     To ratify the
director to hold office until the 2001 Annual Meeting of                                      appointment by the Board of Directors
Stockholders                                                                                  of Ernst & Young LLP as the auditors
                                                                                              for the fiscal year ending
                                                                                              June 30,1999.
To withhold authority to vote for any nominee(s)
write such nominee(s) below:
---------------------------------------------------------


                PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.



SIGNATURE(S)                                              DATED           , 1998
 ---------------------------------------------                  ----------
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.